Exhibit 99.1

Orient Paper, Inc. Announces Unaudited Preliminary Results for the First Quarter 2015

BAODING, China, Apr. 30, 2015 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited preliminary results for the quarter ended March 31, 2015. The Company will file its Form 10-Q with the Securities and Exchange Commission and issue a press release announcing its full financial results for the first quarter ended March 31, 2015 after the market closes on May 13, 2015.

First Quarter 2015 Selected Unaudited Preliminary Financial Results Highlights

	1Q15	1Q14	Change
Revenue (US$ million)	26.5	25.8	2.7%
Sales volume (tonnes)
- Regular Corrugating Medium Paper (“CMP”) *	44,770	45,335	-1.2%
- Light-Weight CMP**	8,501	N/A	N/A
- Offset Printing Paper	9,874	10,860	-9.1%
Average selling price (“ASP”) /tonne (US$)
- Regular Corrugating Medium Paper (“CMP”) *	$369	$377	-2.1%
- Light-Weight CMP**	$376	N/A	N/A
- Offset Printing Paper	$689	$678	1.6%
Gross profit (US$ million)	5.0	4.7	6.4%
Net income (US$ million)	2.1	2.5	-16.0%
EPS (US$)	0.10	0.14	-28.6%

*Products from PM6

**Products from the newly renovated PM1

Key Highlights for First Quarter 2015

●	Revenue up 2.7% YoY to $26.5 million and gross profit up 6.4% YoY to $5.0 million
●	Net income down 16.0% YoY to $2.1 million due to increased SG&A spending related to expansion of tissue paper sales and operations
●	Completed installation and launched trial production of tissue paper packaging equipment

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “We are pleased to announce an increase in revenue for the first quarter, as revenue from our Light-Weight CMP product offset the decline in revenue from our digital photo paper production lines while we continue to make progress with their relocation. Additionally, we continue to move forward with our tissue paper production facility, as we launched trial production of the packaging lines in the first quarter, two months ahead of schedule. We remain very optimistic about the remainder of 2015 as we look forward to the introduction of our new tissue paper products and bringing our digital photo paper production back on line.”

Conference Call

Orient Paper's management will host a conference call to discuss its first quarter 2015 results at 8:00 am US Eastern Time (5:00 am US Pacific Time/8:00 pm Beijing Time) on Thursday, May 14, 2015, to discuss its first quarter results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China:	400-120-0654
Hong Kong:	800-906-606
United States:	1-855-500-8701
International:	+65-6723-9385
Passcode:	3407 0256

A replay of this conference call will be available by dialing:

China:	400-632-2162 / 800-870-0205
Hong Kong:	800-963-117
United States:	1-855-452-5696
International:	+61-2-9003-4211
Passcode:	3407 0256

The replay will be archived for fourteen days following the earnings announcement until May 28, 2015.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year after the call.

About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper, and other paper products, including digital photo paper and tissue paper that the company is currently expanding into.

With production based in Baoding in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc, which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol "ONP" since December 2009. (For more information, please visit http://www.orientpaperinc.com)

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

ICR, LLC

Bill Zima

Tel: +1 (203) 682-8200

Email: bill.zima@icrinc.com